Exhibit 99.1

Mercantile Bank Corporation Announces Strong Fourth Quarter and

Full Year 2016 Results

Record operating profit, diluted earnings per share growth of 21 percent and loan growth of 4 percent highlight 2016

GRAND RAPIDS, Mich., January 17, 2017 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $8.1 million, or $0.49 per diluted share, for the fourth quarter of 2016, compared with net income of $6.5 million, or $0.40 per diluted share, for the prior-year period. For the full year 2016, Mercantile reported net income of $31.9 million, or $1.96 per diluted share, compared with net income of $27.0 million, or $1.62 per diluted share, for the full year 2015.

The fourth quarter and year were highlighted by:

●	Strong core earnings and capital position

●	Stable and robust net interest margin

●	Strong fee income growth

●	Reduced overhead costs

●	Strong asset quality, as depicted by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category

●	New commercial term loan originations of approximately $120 million during the fourth quarter and $549 million during the full year

●	Sustained strength in commercial loan pipeline

●	Announced first quarter 2017 regular cash dividend of $0.18 per common share, an increase of approximately 6 percent from the $0.17 regular cash dividend paid during the fourth quarter of 2016

“Our strong 2016 financial results reflect the success of various strategic initiatives,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “These initiatives, which centered on net interest margin maintenance, fee enhancement, and overhead cost reductions, played a major role in Mercantile recording a company-record operating profit during the year. Our strong financial performance displayed throughout 2016 also reflects solid loan growth and stellar asset quality. Based on our strong financial condition, focus on growing the loan portfolio in a disciplined manner, and current loan prospects, we enter 2017 with a strong foundation for success.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $31.0 million during the fourth quarter of 2016, up $1.3 million or 4.5 percent from the prior-year fourth quarter. Net interest income during the fourth quarter of 2016 was $26.4 million, up $0.8 million or 3.0 percent from the fourth quarter of 2015, primarily reflecting a 5.8 percent increase in average earning assets. Total revenue was $127 million during the full year 2016, up $9.7 million or 8.3 percent from 2015. Net interest income was $106 million in 2016, up $4.7 million or 4.6 percent from the prior year, primarily reflecting a 4.1 percent increase in average earning assets and a three basis point increase in the net interest margin.

The net interest margin was 3.72 percent in the fourth quarter of 2016, down from 3.81 percent in the prior-year fourth quarter mainly due to a decreased yield on loans, reflecting the ongoing low interest rate environment and competitive industry pressures. The net interest margin was 3.86 percent in 2016, up from 3.83 percent in 2015 due to an increased yield on total earning assets, which more than offset a slight increase in the cost of funds. The higher yield primarily resulted from an increased yield on securities and a change in earning asset mix, which more than offset a decreased yield on loans. The increased yield on securities was mainly due to a significant level of accelerated discount accretion on called U.S. Government agency bonds being recorded as interest income. The accelerated discount accretion totaled $2.2 million during 2016, positively impacting the net interest margin by eight basis points. A nominal level of accelerated discount on called U.S. Government agency bonds was recorded as interest income during 2015.

The net interest margin has ranged from 3.72 percent to 4.01 percent over the past ten quarters. Mercantile’s yield on loans has generally declined during this time period, consistent with the industry and primarily due to the ongoing low interest rate environment and competitive industry pressures. In Mercantile’s case, however, the negative impact of the lower loan yield has been largely offset by assets shifting out of the low-yielding securities portfolio and into the higher-yielding loan portfolio, thus capitalizing on an opportunity growing out of the 2014 merger with Firstbank Corporation. Average loans represented about 85 percent of average earning assets during 2016, up from approximately 82 percent during 2015. The reallocation of earning assets strategy was completed during the second quarter of 2016 as the level of investments reached Mercantile’s internal policy guideline.

Net interest income and the net interest margin during 2016 and 2015 were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. An increase in interest income on loans totaling $4.9 million and an increase in interest expense on subordinated debentures totaling $0.7 million were recorded during 2016. During 2015, Mercantile recorded an increase in interest income on loans totaling $5.3 million and a decrease in interest expense on deposits and FHLB advances totaling $1.4 million. In addition, Mercantile recorded an increase in interest expense on subordinated debentures totaling $0.7 million during the same time period. Mercantile expects to continue to record adjustments in interest income on loans and interest expense on subordinated debentures in future periods; however, the adjustments to interest expense on deposits and FHLB advances ended in July and June of 2015, respectively. The resulting increase in interest expense negatively impacted the net interest margin by approximately eight to ten basis points after July 31, 2015.

Mercantile recorded a $0.6 million provision for loan losses during the fourth quarter of 2016, compared to a provision expense of $0.5 million recorded during the fourth quarter of 2015. During 2016, Mercantile recorded a provision for loan losses of $2.9 million, compared to a negative loan loss provision of $1.0 million recorded during 2015. The provision expense recorded during the 2016 periods primarily reflects ongoing loan growth and assessment changes in our economic and concentration environmental factors, while the negative provision expense recorded during 2015 resulted from multiple factors, including recoveries of previously charged-off loans, reversals of specific reserves, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades. The provision expense recorded during the fourth quarter of 2015 was primarily necessitated by loan growth, which more than offset reductions in the required allowance stemming from the previously mentioned factors.

Noninterest income during the fourth quarter of 2016 was $4.6 million, up $0.6 million or 13.8 percent from the prior-year fourth quarter. The increase in noninterest income mainly resulted from higher levels of service charges on deposit and sweep accounts and mortgage banking income. Noninterest income for 2016 was $21.0 million, up $5.0 million or 31.2 percent from 2015, reflecting both a $2.9 million pre-tax gain being recorded in the first quarter of 2016 in association with a trust preferred securities repurchase transaction and higher service charges on deposit and sweep accounts and mortgage banking income. The increase in service charges on deposit and sweep accounts in the 2016 periods mainly reflects an ongoing project to ensure all depositors are in a product that best meets their needs and is priced appropriately as well as increased cash management fee income. The increase in mortgage banking income in the 2016 periods primarily reflects the positive impact of recently-implemented strategic initiatives, including the hiring of additional loan originators, introduction of new and enhanced products, loan programs, and increased marketing efforts.

Noninterest expense totaled $18.4 million during the fourth quarter of 2016, down $1.7 million or 8.5 percent from the prior-year fourth quarter. Expenses related to the cost efficiency program, which was announced in October of 2015, totaled $0.8 million during the fourth quarter of 2015; no such costs were recorded during the fourth quarter of 2016. Noninterest expense for 2016 was $77.1 million, down $2.3 million or 2.9 percent from 2015. Noninterest expense during the 2016 periods was positively impacted by the cost efficiency program, which is expected to save approximately $2.7 million per year on a pre-tax basis beginning in 2017; the expected quarterly cost savings were fully realized starting in the second quarter of 2016. Decreased nonperforming asset costs and Federal Deposit Insurance Corporation (“FDIC”) premiums also contributed to the lower overhead costs in the 2016 periods. The decreased FDIC insurance premiums resulted from improvements in certain financial ratios and changes to the deposit insurance assessment calculation that became effective in the third quarter of 2016.

Mr. Kaminski continued: “Although competitive pressures remain in our markets and the industry experienced net interest margin compression during 2016, our net interest margin remained strong and relatively stable during the year as we remained committed to disciplined loan pricing and underwriting. Our net interest income was positively impacted by the Federal Open Market Committee’s rate hikes in December of 2015 and 2016, and our balance sheet structure continues to position us to benefit from further rate increases. We are very pleased that the expected benefits of the strategic initiatives related to fee enhancement and overhead cost reductions were realized in 2016.”

Balance Sheet

As of December 31, 2016, total assets were $3.08 billion, up $179 million or 6.2 percent from December 31, 2015. Total loans increased $101 million, or 4.4 percent, to $2.38 billion over the same time period. During the fourth quarter of 2016, total loans decreased $27.8 million or 1.2 percent. The loan contraction during this period was partially attributable to several portfolio reducing factors, including a $24 million reduction related to the placement of a large commercial loan relationship into syndication, a $15 million decrease in commercial line of credit usage, reflecting customer paydowns stemming from increased liquidity positions, a $10 million decline associated with the desire to reduce exposure to certain industries to stay within internal concentration limits, and an $8 million reduction representing watch list credit payoffs. Approximately $120 million and $549 million in commercial term loans to new and existing borrowers were originated during the fourth quarter and full year of 2016, respectively, as ongoing sales and relationship-building efforts resulted in increased lending opportunities. As of December 31, 2016, unfunded commitments on commercial construction and development loans totaled approximately $102 million, which are expected to be largely funded over the next twelve months.

Raymond Reitsma, President of the Bank, noted: “We are very pleased with the $549 million in new commercial term loan originations during 2016. Although the loan portfolio slightly contracted during the fourth quarter of 2016, we are confident that solid loan growth can be achieved in future periods in light of the robust current loan pipeline and ongoing focus on identifying new lending opportunities. Our efforts to meet loan growth objectives will be accompanied by a continuing emphasis on loan quality and disciplined loan pricing. As expected, our residential mortgage portfolio grew during the fourth quarter of 2016, reflecting the success of strategic initiatives centered on increasing our market presence.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 57 percent of total loans as of December 31, 2016.  Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled 31 percent and 19 percent of total loans, respectively, as of December 31, 2016.  Commercial and industrial loans represented 30 percent of total loans as of December 31, 2016.

As of December 31, 2016, total deposits were $2.37 billion, up $99.6 million from December 31, 2015. Local deposits were up $145 million since year-end 2015; growth in local deposits was primarily driven by new commercial loan relationships. Wholesale funds were $251 million, or approximately 9 percent of total funds, as of December 31, 2016, compared to $189 million, or approximately 8 percent of total funds, as of December 31, 2015.

Asset Quality

Nonperforming assets at December 31, 2016 were $6.4 million, or 0.2 percent of total assets, compared to $6.7 million, or 0.2 percent of total assets, as of December 31, 2015. The level of past due loans remains nominal, and loan relationships on the internal watch list generally declined throughout 2016.

Net loan charge-offs were $0.2 million during both the fourth quarter of 2016 and linked quarter and $0.9 million during the prior-year fourth quarter. Net loan charge-offs totaled $0.6 million and $3.4 million during 2016 and 2015, respectively.

Capital Position

Shareholders’ equity totaled $341 million as of December 31, 2016, an increase of $7.0 million from year-end 2015. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.1 percent as of December 31, 2016, compared to 13.5 percent at December 31, 2015. At December 31, 2016, the Bank had approximately $84 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,416,695 total shares outstanding at December 31, 2016.

As part of a $20 million common stock repurchase program announced in January of 2015, Mercantile repurchased approximately 168,000 shares for $3.7 million, or a weighted average all-in cost per share of $22.23, during 2016; since the program’s inception, Mercantile has repurchased approximately 956,000 shares, or nearly 6 percent of total shares outstanding at year-end 2014, for $19.5 million, or a weighted average all-in cost per share of $20.38. Future share repurchases totaling $15.5 million can be made under the program, which was expanded by $15 million in early 2016.

Mr. Kaminski concluded: “The strong results achieved during 2016 allowed us to build shareholder value through the payment of increased regular quarterly cash dividends and the payment of a special cash dividend in the fourth quarter. The success of our relationship-based approach to banking, including efficiently delivering a wide array of products and services to customers, is reflected in the solid loan and deposit growth achieved during the year, and we will continue to use this philosophy to identify and cultivate new customer relationships in 2017. We are confident that our strong financial performance will continue in the current year, and our robust capital position should afford us the ability to meet growth objectives and enhance shareholder value.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.1 billion and operates 48 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Fourth Quarter 2016 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2016	2015	2014
ASSETS
Cash and due from banks	$50,200,000	$42,829,000	$43,754,000
Interest-earning deposits	133,396,000	46,463,000	117,777,000
Federal funds sold	0	599,000	11,207,000
Total cash and cash equivalents	183,596,000	89,891,000	172,738,000

Securities available for sale	328,060,000	346,992,000	432,912,000
Federal Home Loan Bank stock	8,026,000	7,567,000	13,699,000

Loans	2,378,620,000	2,277,727,000	2,089,277,000
Allowance for loan losses	(17,961,000)	(15,681,000)	(20,041,000)
Loans, net	2,360,659,000	2,262,046,000	2,069,236,000

Premises and equipment, net	45,456,000	46,862,000	48,812,000
Bank owned life insurance	67,198,000	58,971,000	57,861,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	9,957,000	12,631,000	15,624,000
Other assets	30,146,000	29,123,000	33,024,000

Total assets	$3,082,571,000	$2,903,556,000	$2,893,379,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$810,600,000	$674,568,000	$558,738,000
Interest-bearing	1,564,385,000	1,600,814,000	1,718,177,000
Total deposits	2,374,985,000	2,275,382,000	2,276,915,000

Securities sold under agreements to repurchase	131,710,000	154,771,000	167,569,000
Federal Home Loan Bank advances	175,000,000	68,000,000	54,022,000
Subordinated debentures	44,835,000	55,154,000	54,472,000
Accrued interest and other liabilities	15,230,000	16,445,000	12,263,000
Total liabilities	2,741,760,000	2,569,752,000	2,565,241,000

SHAREHOLDERS' EQUITY
Common stock	305,488,000	304,819,000	317,904,000
Retained earnings	40,904,000	27,722,000	10,218,000
Accumulated other comprehensive income	(5,581,000)	1,263,000	16,000
Total shareholders' equity	340,811,000	333,804,000	328,138,000

Total liabilities and shareholders' equity	$3,082,571,000	$2,903,556,000	$2,893,379,000

Mercantile Bank Corporation
Fourth Quarter 2016 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
INTEREST INCOME
Loans, including fees	$27,830,000	$26,643,000	$109,049,000	$104,106,000
Investment securities	1,724,000	1,879,000	9,007,000	8,007,000
Other interest-earning assets	161,000	54,000	401,000	215,000
Total interest income	29,715,000	28,576,000	118,457,000	112,328,000

INTEREST EXPENSE
Deposits	1,940,000	1,948,000	7,549,000	7,590,000
Short-term borrowings	57,000	41,000	211,000	157,000
Federal Home Loan Bank advances	668,000	259,000	2,263,000	765,000
Other borrowed money	615,000	669,000	2,567,000	2,642,000
Total interest expense	3,280,000	2,917,000	12,590,000	11,154,000

Net interest income	26,435,000	25,659,000	105,867,000	101,174,000

Provision for loan losses	600,000	500,000	2,900,000	(1,000,000)

Net interest income after provision for loan losses	25,835,000	25,159,000	102,967,000	102,174,000

NONINTEREST INCOME
Service charges on accounts	1,075,000	864,000	4,253,000	3,308,000
Credit and debit card income	1,093,000	1,033,000	4,278,000	4,329,000
Mortgage banking income	1,288,000	835,000	3,866,000	3,619,000
Earnings on bank owned life insurance	331,000	293,000	1,264,000	1,113,000
Other income	817,000	1,021,000	7,377,000	3,669,000
Total noninterest income	4,604,000	4,046,000	21,038,000	16,038,000

NONINTEREST EXPENSE
Salaries and benefits	10,565,000	10,691,000	43,524,000	42,594,000
Occupancy	1,463,000	1,398,000	6,063,000	5,976,000
Furniture and equipment	541,000	544,000	2,119,000	2,332,000
Data processing costs	1,990,000	2,097,000	7,939,000	7,696,000
FDIC insurance costs	128,000	402,000	1,236,000	1,717,000
Other expense	3,707,000	4,965,000	16,237,000	19,066,000
Total noninterest expense	18,394,000	20,097,000	77,118,000	79,381,000

Income before federal income tax expense	12,045,000	9,108,000	46,887,000	38,831,000

Federal income tax expense	3,960,000	2,628,000	14,974,000	11,811,000

Net Income	$8,085,000	$6,480,000	$31,913,000	$27,020,000

Basic earnings per share	$0.49	$0.40	$1.96	$1.63
Diluted earnings per share	$0.49	$0.40	$1.96	$1.62

Average basic shares outstanding	16,352,359	16,314,953	16,292,086	16,609,263
Average diluted shares outstanding	16,374,117	16,352,187	16,310,730	16,642,140

Mercantile Bank Corporation
Fourth Quarter 2016 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2016	2016	2016	2016	2015
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2016	2015
EARNINGS
Net interest income	$26,435	26,450	27,100	25,882	25,659	105,867	101,174
Provision for loan losses	$600	600	1,100	600	500	2,900	(1,000)
Noninterest income	$4,604	5,284	4,064	7,086	4,046	21,038	16,038
Noninterest expense	$18,394	19,663	19,193	19,868	20,097	77,118	79,381
Net income before federal income tax expense	$12,045	11,471	10,871	12,500	9,108	46,887	38,831
Net income	$8,085	7,845	7,434	8,549	6,480	31,913	27,020
Basic earnings per share	$0.49	0.48	0.46	0.52	0.40	1.96	1.63
Diluted earnings per share	$0.49	0.48	0.46	0.52	0.40	1.96	1.62
Average basic shares outstanding	16,352,359	16,282,804	16,240,966	16,291,654	16,314,953	16,292,086	16,609,263
Average diluted shares outstanding	16,374,117	16,307,350	16,268,839	16,325,475	16,352,187	16,310,730	16,642,140

PERFORMANCE RATIOS
Return on average assets	1.05%	1.02%	1.01%	1.19%	0.88%	1.07%	0.94%
Return on average equity	9.35%	9.00%	8.79%	10.18%	7.79%	9.35%	8.19%
Net interest margin (fully tax-equivalent)	3.72%	3.76%	4.01%	3.92%	3.81%	3.86%	3.83%
Efficiency ratio	59.26%	61.96%	61.59%	60.26%	67.66%	60.77%	67.72%
Full-time equivalent employees	616	612	633	612	639	616	639

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.65%	4.57%	4.60%	4.72%	4.71%	4.65%	4.78%
Yield on securities	2.27%	2.71%	3.99%	2.52%	2.21%	2.87%	2.16%
Yield on other interest-earning assets	0.51%	0.51%	0.51%	0.54%	0.25%	0.51%	0.25%
Yield on total earning assets	4.18%	4.22%	4.45%	4.37%	4.25%	4.31%	4.25%
Yield on total assets	3.87%	3.90%	4.12%	4.03%	3.91%	3.99%	3.92%
Cost of deposits	0.33%	0.33%	0.32%	0.33%	0.34%	0.33%	0.33%
Cost of borrowed funds	1.45%	1.41%	1.42%	1.53%	1.39%	1.45%	1.37%
Cost of interest-bearing liabilities	0.68%	0.66%	0.64%	0.64%	0.61%	0.66%	0.58%
Cost of funds (total earning assets)	0.46%	0.46%	0.44%	0.45%	0.44%	0.45%	0.42%
Cost of funds (total assets)	0.42%	0.42%	0.41%	0.42%	0.40%	0.42%	0.39%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$1,672	1,002	935	1,316	1,074	4,925	5,338
Time deposits - reduce interest expense	$0	0	0	0	0	0	1,371
FHLB advances - reduce interest expense	$0	0	0	0	0	0	22
Trust preferred - increase interest expense	$171	171	171	171	171	684	684
Core deposit intangible - increase overhead	$636	636	688	715	715	2,675	2,992

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$46,727	52,340	39,559	24,446	31,659	163,072	147,231
Purchase mortgage loans originated	$21,962	25,542	21,995	8,752	15,260	78,251	58,450
Refinance mortgage loans originated	$24,765	26,798	17,564	15,694	16,399	84,821	88,781
Total mortgage loans sold	$30,081	35,826	26,229	18,922	25,477	111,058	117,254
Net gain on sale of mortgage loans	$1,236	1,173	746	543	795	3,698	3,626

CAPITAL
Tangible equity to tangible assets	9.31%	9.63%	9.66%	9.68%	9.56%	9.31%	9.56%
Tier 1 leverage capital ratio	11.17%	11.28%	11.41%	11.43%	11.56%	11.17%	11.56%
Common equity risk-based capital ratio	10.88%	10.83%	10.73%	10.86%	10.89%	10.88%	10.89%
Tier 1 risk-based capital ratio	12.47%	12.40%	12.31%	12.49%	12.83%	12.47%	12.83%
Total risk-based capital ratio	13.13%	13.05%	12.95%	13.12%	13.45%	13.13%	13.45%
Tier 1 capital	$336,316	337,054	330,710	324,296	329,858	336,316	329,858
Tier 1 plus tier 2 capital	$354,278	354,580	347,819	340,557	345,539	354,278	345,539
Total risk-weighted assets	$2,697,727	2,718,012	2,685,823	2,596,517	2,570,015	2,697,727	2,570,015
Book value per common share	$20.76	21.44	21.18	20.86	20.41	20.76	20.41
Tangible book value per common share	$17.14	17.76	17.45	17.07	16.61	17.14	16.61
Cash dividend per common share	$0.67	0.17	0.16	0.16	0.15	1.16	0.58

ASSET QUALITY
Gross loan charge-offs	$970	363	397	475	1,266	2,205	6,279
Recoveries	$805	179	145	456	328	1,585	2,919
Net loan charge-offs (recoveries)	$165	184	252	19	938	620	3,360
Net loan charge-offs to average loans	0.03%	0.03%	0.04%	< 0.01%	0.17%	0.03%	0.15%
Allowance for loan losses	$17,961	17,526	17,110	16,262	15,681	17,961	15,681
Allowance to originated loans	0.95%	0.93%	0.94%	0.94%	0.94%	0.95%	0.94%
Nonperforming loans	$5,939	4,669	5,168	4,842	5,444	5,939	5,444
Other real estate/repossessed assets	$469	790	815	1,478	1,293	469	1,293
Nonperforming loans to total loans	0.25%	0.19%	0.22%	0.21%	0.24%	0.25%	0.24%
Nonperforming assets to total assets	0.21%	0.18%	0.20%	0.22%	0.23%	0.21%	0.23%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$16	23	42	30	23	16	23
Construction	$0	0	319	0	0	0	0
Owner occupied / rental	$2,883	2,945	2,893	2,955	3,515	2,883	3,515
Commercial real estate:
Land development	$95	110	125	140	155	95	155
Construction	$0	0	0	0	0	0	0
Owner occupied	$610	1,597	2,263	2,877	2,743	610	2,743
Non-owner occuiped	$488	691	134	151	191	488	191
Non-real estate:
Commercial assets	$2,293	65	165	137	69	2,293	69
Consumer assets	$23	28	42	30	41	23	41
Total nonperforming assets	6,408	5,459	5,983	6,320	6,737	6,408	6,737

NONPERFORMING ASSETS - RECON
Beginning balance	$5,459	5,983	6,320	6,737	10,486	6,737	31,429
Additions - originated loans	$2,953	1,172	1,096	1,123	927	6,344	5,639
Merger-related activity	$33	0	0	0	656	33	1,090
Return to performing status	$(13)	0	0	0	(48)	(13)	(48)
Principal payments	$(1,386)	(1,509)	(495)	(774)	(3,457)	(4,164)	(23,641)
Sale proceeds	$(308)	(76)	(642)	(402)	(1,300)	(1,428)	(2,377)
Loan charge-offs	$(263)	(101)	(261)	(356)	(172)	(981)	(4,844)
Valuation write-downs	$(67)	(10)	(35)	(8)	(355)	(120)	(511)
Ending balance	$6,408	5,459	5,983	6,320	6,737	6,408	6,737

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$713,903	750,330	750,136	714,612	696,303	713,903	696,303
Land development & construction	$34,828	37,455	40,529	39,630	45,120	34,828	45,120
Owner occupied comm'l R/E	$450,464	440,705	438,798	441,662	445,919	450,464	445,919
Non-owner occupied comm'l R/E	$748,269	741,443	716,930	666,013	644,351	748,269	644,351
Multi-family & residential rental	$117,883	118,103	113,361	112,533	115,003	117,883	115,003
Total commercial	$2,065,347	2,088,036	2,059,754	1,974,450	1,946,696	2,065,347	1,946,696
Retail:
1-4 family mortgages	$195,226	190,715	189,119	185,535	190,385	195,226	190,385
Home equity & other consumer	$118,047	127,626	131,067	135,683	140,646	118,047	140,646
Total retail	$313,273	318,341	320,186	321,218	331,031	313,273	331,031
Total loans	$2,378,620	2,406,377	2,379,940	2,295,668	2,277,727	2,378,620	2,277,727

END OF PERIOD BALANCES
Loans	$2,378,620	2,406,377	2,379,940	2,295,668	2,277,727	2,378,620	2,277,727
Securities	$336,086	333,469	331,478	351,372	354,559	336,086	354,559
Other interest-earning assets	$133,396	85,848	46,896	62,814	47,062	133,396	47,062
Total earning assets (before allowance)	$2,848,102	2,825,694	2,758,314	2,709,854	2,679,348	2,848,102	2,679,348
Total assets	$3,082,571	3,063,964	2,999,936	2,926,056	2,903,556	3,082,571	2,903,556
Noninterest-bearing deposits	$810,600	731,663	733,573	678,100	674,568	810,600	674,568
Interest-bearing deposits	$1,564,385	1,597,774	1,546,145	1,587,022	1,600,814	1,564,385	1,600,814
Total deposits	$2,374,985	2,329,437	2,279,718	2,265,122	2,275,382	2,374,985	2,275,382
Total borrowed funds	$354,902	372,917	362,665	308,148	281,830	354,902	281,830
Total interest-bearing liabilities	$1,919,287	1,970,691	1,908,810	1,895,170	1,882,644	1,919,287	1,882,644
Shareholders' equity	$340,811	349,471	344,577	338,553	333,804	340,811	333,804

AVERAGE BALANCES
Loans	$2,372,510	2,391,620	2,342,333	2,273,960	2,243,856	2,345,308	2,178,276
Securities	$336,493	328,993	340,866	354,499	362,390	340,172	396,079
Other interest-earning assets	$127,790	91,590	49,365	42,008	75,111	77,863	78,953
Total earning assets (before allowance)	$2,836,793	2,812,203	2,732,564	2,670,467	2,681,357	2,763,343	2,653,308
Total assets	$3,064,974	3,040,324	2,952,184	2,892,229	2,909,210	2,987,784	2,881,497
Noninterest-bearing deposits	$773,137	733,600	702,293	652,338	656,475	715,550	606,750
Interest-bearing deposits	$1,561,539	1,572,424	1,548,509	1,588,930	1,631,218	1,567,846	1,672,140
Total deposits	$2,334,676	2,306,024	2,250,802	2,241,268	2,287,693	2,283,396	2,278,890
Total borrowed funds	$366,905	373,973	347,191	299,956	276,585	347,134	260,891
Total interest-bearing liabilities	$1,928,444	1,946,397	1,895,700	1,888,886	1,907,803	1,914,980	1,933,031
Shareholders' equity	$343,122	345,944	339,357	336,870	330,032	341,340	329,787